Artisan Partners Asset Management Inc. Reports November 2025 Assets Under Management
Milwaukee, WI - December 09, 2025 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its preliminary assets under management ("AUM") as of November 30, 2025 totaled $180.8 billion. Artisan Funds and Artisan Global Funds accounted for $87.2 billion of total firm AUM, while separate accounts and other AUM1 accounted for $93.6 billion. During the fourth quarter of each year, certain Artisan Funds make their annual income and capital gains distributions. November month-end AUM includes the impact of approximately $800 million of Artisan Funds distributions that were not reinvested. Based on updated estimates, approximately $400 million of additional Artisan Funds distributions not reinvested are expected in December. Separately, the Firm had a $2.7 billion redemption in early December 2025 from a non-U.S. institutional client across three Growth team strategies, driven in part by local pension-market dynamics.

PRELIMINARY ASSETS UNDER MANAGEMENT BY STRATEGY[2]

As of November 30, 2025 - ($ Millions)
Growth Team
Global Opportunities	$18,429
Global Discovery	1,838
U.S. Mid-Cap Growth	10,965
U.S. Small-Cap Growth	2,919
Franchise	1,182
Global Equity Team
Global Equity	432
Non-U.S. Growth	15,311
U.S. Value Team
Value Equity	5,578
U.S. Mid-Cap Value	2,134
Value Income	17
International Value Group
International Value	51,542
International Explorer	905
Global Special Situations	34
Global Value Team
Global Value	35,083
Select Equity	964
Sustainable Emerging Markets Team
Sustainable Emerging Markets	2,450
Credit Team
High Income	12,985
Credit Opportunities	363
Floating Rate	91
Custom Credit Solutions	1,177
Developing World Team
Developing World	4,635
Antero Peak Group
Antero Peak	2,269
Antero Peak Hedge	268
International Small-Mid Team
Non-U.S. Small-Mid Growth	5,058
EMsights Capital Group
Global Unconstrained	1,057
Emerging Markets Debt Opportunities	1,303
Emerging Markets Local Opportunities	1,767

Total Firm Assets Under Management ("AUM")	$180,756

1 Separate account and other AUM consists of the assets we manage in or through vehicles other than Artisan Funds or Artisan Global Funds. Separate account and other AUM includes assets we manage in traditional separate accounts, as well as assets we manage in Artisan-branded collective investment trusts, and in our own private funds.
2 AUM for Artisan Sustainable Emerging Markets and U.S. Mid-Cap Growth Strategies includes $127.7 million in aggregate for which Artisan Partners provides investment models to managed account sponsors (reported on a lag not exceeding one quarter).

ABOUT ARTISAN PARTNERS
Artisan Partners is a global multi-asset investment platform providing a broad range of high value-added investment strategies in growing asset classes to sophisticated clients around the world. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners' autonomous investment teams oversee a diverse range of investment strategies across multiple asset classes. Strategies are offered through various investment vehicles to accommodate a broad range of client mandates.

Investor Relations Inquiries: 866.632.1770 or ir@artisanpartners.com
Source: Artisan Partners Asset Management Inc.